Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

February 28, 2019

Maxar Technologies Reports 2018 Year End Results

Announces Organizational Restructuring to Drive Savings and Reduce Cost Structure

Concludes Review of Strategic Options for GEO Comsat Business

Westminster, CO – Maxar Technologies Inc. (“Maxar” or the “Company”), a global technology innovator powering the new space economy, today reported financial results for the year ended December 31, 2018. All dollar amounts in this press release are expressed in U.S. dollars unless otherwise noted.

Key points from the year include:

•	Consolidated revenues of $2,141 million
•	Net loss under US GAAP of $1,264 million including $1,096 million in impairment losses
•	Net loss under US GAAP of $21.76 per share; net loss excluding impairment losses of $2.90 per share
•	Adjusted EBITDA[1] of $472 million and adjusted EBITDA[1] margin of 22 percent
•	Quarterly dividend reduced to $0.01
•	Supplemental data available on company website that reconciles changes in accounting standards from IFRS to GAAP
•	EnhancedView contract extended to August 31, 2023

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release

“Since our CEO transition was announced 45 days ago, we have been focused on strengthening our operational and financial performance, developing a strategy to drive long-term revenue, profit, and cash flow growth, and assessing the optimal capital structure for the Company,” stated Dan Jablonsky, President and Chief Executive Officer. “To that end, today we are announcing a number of actions to address these priorities, including an organizational restructuring that will create a leaner and more agile business designed to achieve customer objectives and drive improved profitability for the Company, with estimated annual cost savings of $60-$70 million. Following a thorough review of strategic options for the GEO Comsat business, we have determined to continue operating the business while right sizing the organization to better align its costs with revenue. After careful consideration, we concluded that the GEO Comsat business will generate more value as part of Maxar compared to the alternatives that were evaluated. Finally, the Board has decided to reduce our quarterly dividend to $0.01, which follows the recent sale of a facility in Palo Alto and an amended credit agreement with our lenders. Combined, these actions demonstrate the meaningful steps we are taking to strengthen Maxar’s financial position and drive long-term value.”

“Our fourth quarter results reflect a continuation of trends we saw throughout 2018, with our Imagery and Services segments posting positive year-over-year revenue growth and our Space Systems segment reflecting the cyclical downturn in the GEO Comsat market and the expected wind-down of work on the multi-year RCM project,” stated Biggs Porter, Chief Financial Officer. “Free cash flow was within our expectation for the year. We recognized a net $883 million in impairment and other charges during the quarter, driven by the decline in our market value relative to book value, the loss of our World View-4 satellite, and the continuation of a weak GEO Comsat market. We completed a number of significant milestones during the year, including our domestication to the United States and the subsequent process of transitioning our financial reporting to US GAAP standards.”

Consolidated revenue for the fourth quarter of 2018 was $496 million compared to $545 million for the same period of last year. The decrease was primarily driven by a decline in the Space Systems segment, in part offset by growth in Imagery and Services.  The decline in Space Systems was a continuation of headwinds experienced throughout 2018 as the GEO Comsat market remains in a cyclical downturn and revenues from the Company’s RCM project nears completion.  Imagery revenue growth was driven primarily by higher revenues from the US government while Services growth was driven by ramping revenue streams on recently awarded contracts, primarily with the US government.

Total revenue increased $510 million in 2018 compared to 2017. The increase in revenue was primarily driven by the inclusion of a full year of revenue related to the DigitalGlobe businesses as compared with only approximately three months of revenue in 2017. The increase in Services revenue is primarily driven by a $725 million increase in revenue related to DigitalGlobe’s imagery and services business as well as an increase in Services revenue of $50 million in the Space Systems segment. Product revenue decreased $268 million in the Space Systems segment. Further discussion of the drivers behind the decrease in revenue within the Space Systems segment is included within the “Results by segment” section below.

For the fourth quarter of 2018, adjusted EBITDA was $84 million and adjusted EBITDA as a percentage of consolidated revenues (“adjusted EBITDA margin percentage”) was 17.0%. This is compared to adjusted EBITDA of $116 million and adjusted EBITDA margin percentage of 21.3% for the fourth quarter of 2017. The decline was driven largely by reduced profitability in the Space Systems segment.

For the year ended December 31, 2018, net (loss) income decreased $1.3 billion compared to the same period of 2017, primarily due to the impairment losses taken in 2018. For the year ended December 31, 2018, adjusted EBITDA was $472 million and adjusted EBITDA as a percentage of consolidated revenue was 22.0%. This is compared to adjusted EBITDA of $251 million and adjusted EBITDA margin percentage of 15.4% for the year ended December 31, 2017. These increases are primarily due to the inclusion of the financial results of DigitalGlobe’s imagery business, partially offset by a decrease in the adjusted EBITDA from the Space Systems segment.

The Company had total funded order backlog of $2.4 billion as at December 31, 2018 compared to $3.3 billion as at December 31, 2017.  Bookings in 2018 have been negatively impacted by the market outlook for the GEO Comsat business inside the Company’s Space Systems segment.  Unfunded backlog ended 2018 at $1 billion vs. $119 million in 2017 and included $900 million in the Imagery segment for the EnhancedView Follow-on contract with the National Reconnaissance Office that was signed in November 2018.

The Company has declared a quarterly dividend of $0.01 per common share on March 29, 2019 to shareholders of record at the close of business on March 15, 2019.

Financial Highlights

In addition to results reported in accordance with GAAP, the Company uses certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and adjusted EBITDA. The Company believes these supplementary financial measures reflect the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
($ millions, except per share amounts)
Revenue	$496	$545	$2,141	$1,631
Net (loss) earnings	(950)	55	(1,264)	58
EBITDA[1]	(810)	65	(676)	155
Adjusted EBITDA[1]	84	116	472	251

Net (loss) earnings per share, diluted	$(16.10)	$0.99	$(21.76)	$1.41

Weighted average number of common shares outstanding (millions):
Basic	59	55	58	41
Diluted	60	56	58	41

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Segment Results

The Company analyzes financial performance by segment, which combine related activities within the Company.

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Space Systems	(29)	19	5	151
Imagery	122	127	518	143
Services	6	10	25	23
Intersegment eliminations	(6)	(1)	(22)	(1)
Corporate expenses	(9)	(39)	(54)	(65)
Adjusted EBITDA[1]	$84	$116	$472	$251

1    This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Space Systems Results

	Reported		Reported
	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
($ millions)
Revenue	$243	$292	$1,129	$1,270
Adjusted EBITDA	$(29)	$19	$5	$151
Adjusted EBITDA margin percentage	(11.9)%	6.5%	0.4%	11.9%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized on a percentage of completion method over the construction period, which typically range between 20 to 36 months and up to 48 months in special situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

There has been a step down in total number and dollar value of geostationary communication satellite awards compared to historical averages prior to 2015. Revenues have decreased year-over-year as programs awarded prior to 2015 have been completed and have been replaced by a lower level of award value since 2015. Many satellite operators in the communications industry have continued to defer new satellite construction awards to evaluate geostationary and other competing satellite system architectures and other market factors. The Company expects revenue to decline in the future absent any new awards.

For the three months ended December 31, 2018, revenue decreased $49 million in the Space Systems segment.  Revenue decreased primarily due to programs either nearing completion or launched in the fourth quarter of 2018 as compared to the same period of 2017.

Space Systems segment revenue decreased $141 million, in 2018 compared to 2017. This decline was partially offset by an increase in revenue primarily due to the Legion satellite constellation. Revenue decreased due to an increase in estimated liquidated damages, and a significant increase in estimated costs to complete programs primarily as a result of supplier performance issues and delays experienced during the second half of 2018, as well as unanticipated impacts of lower volume in our Palo Alto factory, which resulted in higher overhead burden on existing programs and reduced labor productivity. An increase in estimated costs to complete directly impacts revenue, as revenue is recognized over time under the cost-to-cost method. Revenue attributable to our Legion satellite imaging constellation is eliminated in consolidation.

In the fourth quarter of 2018, adjusted EBITDA margin percentage from the Space Systems segment decreased from 6.5% to (11.9)%. The decrease is primarily related to an increase in estimated costs to complete programs as a result of supplier performance issues and delays experienced in the last quarter of 2018. In addition, we incurred $18 million of liquidated damages in the fourth quarter of 2018, compared to a recovery of liquidated damages during 2017, which also contributed to the decrease in Adjusted EBITDA.

Adjusted EBITDA margin percentage from the Space Systems segment decreased in 2018 compared to 2017 from 11.9% to 0.4%. The decrease from 2017 to 2018 is primarily related to an increase in estimated costs to complete programs as a result of supplier performance issues and delays experienced during the second half of 2018, as well as unanticipated impacts of lower volume in our Palo Alto factory, which resulted in lower productivity and overhead absorption. In addition, we incurred $28 million of liquidated damages in 2018, compared to a recovery of liquidated damages during 2017, which also contributed to the decrease in Adjusted EBITDA.

Imagery Segment Results

	Reported		Reported
	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
($ millions)
Revenue	$213	$200	$845	$230
Adjusted EBITDA	$122	$127	$518	$143
Adjusted EBITDA Margin	57.3%	63.5%	61.3%	62.2%

For the three months ended December 31, 2018, revenue increased $13 million in the Imagery segment driven largely by growth in the segment’s US Government business and by the inclusion of revenues from the DigitalGlobe Imagery business, which added four additional selling days in the quarter.

Revenues from the Imagery segment increased $615 million in 2018 compared to 2017. The increase was primarily driven by the inclusion of DigitalGlobe’s imagery business for a full year compared to only one quarter of results in 2017. During this period DigitalGlobe’s imagery business drove an increase in revenues of $613 million to the Imagery segment before intercompany eliminations. Excluding revenue from DigitalGlobe’s imagery business, revenue from the Imagery segment before intercompany eliminations increased $2 million period over period.

In the fourth quarter of 2018, adjusted EBITDA margin percentage from the Imagery segment decreased from 63.5% to 57.3%. The decrease is primarily related to revenue mix and higher costs.

Adjusted EBITDA margin percentage from the Imagery segment for 2018 was 61.3%, compared to 62.2% in 2017. The decrease in margin percentage reflected the blend of margins from DigitalGlobe’s imagery business for a full year as compared with only approximately three months in 2017.

Services Results

	Reported		Reported
	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
($ millions)
Revenue	$68	$63	$266	$144
Adjusted EBITDA	$6	$10	$25	$23
Adjusted EBITDA Margin	8.8%	15.9%	9.4%	16.0%

For the three months ended December 31, 2018, revenue increased $5 million in the Services segment.  Revenue increased due to growth from new contract awards and the expansion of programs in the Department of Defense and the Intelligence Community, as well from the inclusion of revenues from the DigitalGlobe businesses, which added four additional selling days in the quarter. The increase in revenue was partially offset by a decrease in production on GEOINT Production work year over year.

Services segment revenue increased $122 million in 2018 compared to the same period in 2017. The increase was primarily driven by the inclusion of DigitalGlobe’s services business for a full year compared to only one quarter of results in 2017. The inclusion of the DigitalGlobe’s services business drove an increase in revenues of $112 million year over year before intercompany eliminations. Excluding the revenue from the DigitalGlobe Transaction, the Services segment revenue increased $10 million period over period.

In the fourth quarter of 2018, adjusted EBITDA margin percentage from the Services segment decreased from 15.9% to 8.8%. The decrease is primarily driven by GEOINT Production work being down significantly in the three months ended December 31, 2018 as compared to the same period of 2017.

Adjusted EBITDA margin percentage from the Services segment for 2018 was 9.4%, compared to 16.0% in 2017. The decrease in margin percentage reflected the blend of margins from DigitalGlobe’s services business for a full year as compared with only approximately three months in 2017.

Revenue and Adjusted EBITDA by Segment

The following table summarizes revenue and adjusted EBITDA by segment quarterly for 2018 and year to date 2017 and 2016, in U.S. dollars.

	Q1	Q2	Q3	Q4	YTD	YTD	YTD
	2018	2018	2018	2018	2018	2017	2016
($ millions)
Revenues:
Space Systems	$293	$330	$263	$243	$1,129	$1,270	$1,421
Imagery	211	212	209	213	845	230	42
Services	70	66	62	68	266	144	100
Intersegment eliminations	(17)	(29)	(25)	(28)	(99)	(13)	(5)
Total Revenue	$557	$579	$509	$496	$2,141	$1,631	$1,558
Adjusted EBITDA[1]:
Space Systems	$28	$13	$(7)	$(29)	$5	$151	$160
Imagery	134	133	129	122	518	143	23
Services	4	6	9	6	25	23	19
Intersegment eliminations	(2)	(7)	(7)	(6)	(22)	(1)	-
Corporate Expense	(13)	(12)	(20)	(9)	(54)	(65)	(26)
Adjusted EBITDA[1]	$151	$133	$104	$84	$472	$251	$176
Impairment	-	-	213	883	1,096	-	-
Acquisition and integration related expense	5	6	14	9	34	60	-
Restructuring	-	13	3	2	18	36	4
EBITDA[1]	$146	$114	$(126)	$(810)	$(676)	$155	$172
Depreciation and amortization	111	114	118	106	449	161	72
Interest expense, net	52	50	51	49	202	99	33
Interest income[2]	-	-	-	(1)	(1)	(1)	-
Income tax benefit	(32)	(10)	(6)	(14)	(62)	(162)	(1)
Net (loss) income	$15	$(40)	$(289)	$(950)	$(1,264)	$58	$68

Net earnings (loss) per share	$0.26	$(0.70)	$(4.90)	$(16.10)	$(21.76)	$1.41	$1.89
Weighted average number of common shares outstanding (millions):
Basic	56	57	59	59	58	41	36
Diluted	57	57	59	60	58	41	36

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.
2	This is included in Other expense (income), net on the Consolidated Statements of Operations.

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions of United States dollars, except per share amounts)

	Year ended
	December 31,
	2018	2017	2016
Revenues:
Product	$851	$1,119	$1,286
Service	1,290	512	272
Total revenues	2,141	1,631	1,558
Costs and expenses:
Product costs, excluding depreciation and amortization	872	986	1,064
Service costs, excluding depreciation and amortization	408	141	92
Selling, general and administrative	507	387	223
Depreciation and amortization	449	161	72
Impairment losses, net	1,030	—	—
Operating (loss) income	(1,125)	(44)	107
Interest expense, net	202	99	33
Other expense (income), net	1	(39)	7
(Loss) income before taxes	(1,328)	(104)	67
Income tax benefit	(62)	(162)	(1)
Equity in income from joint ventures, net of tax	(2)	—	—
Net (loss) income	$(1,264)	$58	$68

(Loss) earnings per common share:
Basic	$(21.76)	$1.41	$1.87
Diluted	$(21.76)	$1.40	$1.86

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Balance Sheets

(In millions of United States dollars, except per share amounts)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$35	$19
Trade and other receivables, net	464	476
Inventory, net	31	102
Advances to suppliers	42	82
Income taxes receivable	14	19
Prepaid and other current assets	51	61
Total current assets	637	759
Non-current assets:
Orbital receivables	407	424
Deferred tax assets	103	63
Property, plant and equipment, net	747	1,008
Intangible assets, net	1,232	1,618
Goodwill	1,751	2,374
Other assets	124	131
Total assets	$5,001	$6,377
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$248	$222
Accrued liabilities	77	21
Accrued compensation and benefits	100	120
Contract liabilities	361	404
Current portion of long-term debt	17	18
Other current liabilities	46	46
Total current liabilities	849	831
Non-current liabilities:
Pension and other postretirement benefits	196	218
Contract liabilities	60	196
Long-term debt	3,030	2,943
Other non-current liabilities	222	356
Total liabilities	4,357	4,544
Commitments and contingencies (Note 21)
Stockholders’ equity:
Common stock (no par value, unlimited common shares authorized; 59.4 million and 56.2 million common shares issued and outstanding, respectively)	1,713	1,550
Additional paid-in capital	59	51
(Accumulated deficit) retained earnings	(1,211)	118
Accumulated other comprehensive income	82	113
Total Maxar stockholders' equity	643	1,832
Noncontrolling interest	1	1
Total stockholders' equity	644	1,833
Total liabilities and stockholders' equity	$5,001	$6,377

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions of United States dollars)

	Year ended December 31,
	2018	2017	2016
Cash flows provided by (used in):
Operating activities:
Net (loss) income	$(1,264)	$58	$68
Adjustments to reconcile to net (loss) income to net cash provided by operating activities:
Impairment losses, including inventory	1,096	—	—
Depreciation of property, plant and equipment	157	61	34
Amortization of intangible assets	292	100	38
Stock-based compensation expense	20	33	15
Amortization of debt issuance costs and other noncash interest expense	9	3	1
Loss from early extinguishment of debt	—	23	—
Foreign exchange loss (gain)	3	(12)	7
Deferred income tax (benefit) expense	(64)	(176)	(28)
Other	17	1	—
Changes in operating assets and liabilities:
Trade and other receivables	8	19	96
Income taxes receivable	(1)	8	19
Accounts payables	(9)	5	18
Accrued compensation and benefits	(13)	(35)	1
Contract liabilities	(177)	(40)	(148)
Other	65	57	(67)
Cash provided by operating activities	139	105	54

Investing activities:
Purchase of property, plant and equipment	(156)	(49)	(40)
Purchase/development of intangible assets	(62)	(23)	(16)
Building Sale	68	—	—
Acquisitions, net of cash acquired	(6)	(2,273)	—
Cash collected on note receivable	5	4	—
Purchase of short term investments	(3)	—	—
Disposal of subsidiary	4	—	—
Cash used in investing activities	(150)	(2,341)	(56)

Financing activities:
Proceeds from long-term debts	104	3,160	—
Repayments of long-term debt	(27)	(782)	(115)
Payment of debt issuance costs	(3)	(63)	—
Proceeds from securitization of orbital receivables	18	—	123
Settlement of securitization liability	(15)	(15)	(2)
Payment of dividends	(65)	(47)	(41)
Change in overdraft balance	—	(18)	18
Other financing activities	1	—	3
Cash (used in) provided by financing activities	13	2,235	(14)
(Decrease) increase in cash and cash equivalents	2	(1)	(16)
Effect of foreign exchange on cash, cash equivalents, and restricted cash	(1)	4	(1)
Cash, cash equivalents, and restricted cash, beginning of year	42	39	56
Cash, cash equivalents, and restricted cash, end of year	$43	$42	$39

Reconciliation of cash flow information:
Cash and cash equivalents	35	19	14
Restricted cash included in prepaid and other current assets	7	6	9
Restricted cash included in other assets	1	17	16
Total cash, cash equivalents, and restricted cash	$43	$42	$39

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Adjusted EBITDA margin is defined as EBITDA as a percentage of revenues. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP.  The table below reconciles our net loss (income) to EBITDA and Adjusted EBITDA for the years ended December 31, 2018 and 2017, and the three months ended December 31, 2018 and 2017.

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017

Net (loss) income	$(950)	$55	$(1,264)	$58
Income tax expense (recovery)	(14)	(161)	(62)	(162)
Interest expense, net	49	63	202	99
Interest income[3]	(1)	—	(1)	—
Depreciation and amortization	106	108	449	161
EBITDA[1]	$(810)	$65	$(676)	$155
Impairment losses, including inventory	883	—	1,096	—
Acquisition and integration related expense	9	31	34	60
Restructuring	2	20	18	36
Adjusted EBITDA1	$84	$116	$472	$251

Adjusted EBITDA:
Space Systems	(29)	19	5	151
Imagery	122	127	518	143
Services	6	10	25	23
Intersegment eliminations	(6)	(1)	(22)	(1)
Corporate expenses	(9)	(39)	(54)	(65)
Adjusted EBITDA[1]	$84	$116	$472	$251

1This is a non-GAAP financial measure.

2Net of gain on sale of building.

3This is included in Other expense (income), net on the Consolidated Statements of Operations.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries. Financial information and results of operations presented in this Annual Report on Form 10-K for the periods prior to January 1, 2019 relate to Maxar Technologies Inc., our predecessor issuer, and relate to Maxar Technologies Inc. after January 1, 2019.

Investor/Analyst Conference Call

Maxar President and CEO Daniel Jablonsky and Executive Vice President and CFO Biggs Porter will host a Conference Call on February 28, 2019 at 3:30 p.m. Mountain Standard Time (5:30 p.m. ET) to discuss the financial results and to answer questions.

To participate, dial:

Toll free North America: 1-888-390-0546

Toronto: 1-416-764-8688

The Conference Call will also be Webcast live and then archived at:

https://event.on24.com/wcc/r/1929844/38F16D6CADCC4EC54431FADAE3FF53E8

Telephone replay will be available from Thursday February 28, 2019 at 8:00 p.m. (11:00 p.m. ET) to Thursday March 14, 2019 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-888-390-0541

Toronto: 1-416-764-8677

Passcode: 089968#

About Maxar

Maxar Technologies Inc. (the “Company” or “Maxar”) is a global leader of advanced space technology solutions and is at the nexus of the new space economy, developing and sustaining the infrastructure and delivering the information, services, systems that unlock the promise of space for commercial and government markets. As a trusted partner, the Company provides vertically integrated capabilities and expertise including satellites, Earth imagery, robotics, geospatial data and analytics to help customers anticipate and address their most complex mission-critical challenges with confidence. Maxar trades on the New York Stock Exchange and Toronto Stock Exchange under the ticker MAXR.

Maxar is an industry leading vertically-integrated space and geospatial intelligence company with a full range of space technology solutions for commercial and government customers including satellite building and operations, ground infrastructure, space robotics, earth imagery, geospatial data and analytics. For more information visit www.maxar.com.

CONTACT:

Jason Gursky | Maxar Investor Relations | 1-303-684-2207 | jason.gursky@maxar.com

Nancy Coleman | Maxar Media Contact | 1-303-684-1674 | nancy.coleman@maxar.com]